Exhibit 10.6

                             DISTRIBUTION AGREEMENT

This Agreement is entered into by and between Who? Vision Systems, Inc., a Delaware corporation, with its principal place of business at 100 Northpointe Drive, Lake Forrest, California (hereafter referred to as "WVS"), and SILITEK Corporation, a Taiwanese corporation, with its principal place of business at 10F, 25 Tun Hwa Road, Sec. 1, Taipei, Taiwan, (hereafter referred to as "SILITEK").


                                   BACKGROUND

     WHEREAS, WVS has certain expertise in fingerprint solutions and has proprietary technical information in the areas of fingerprint acquisition, processing and verification that may be used to create complete fingerprint solutions for the computer industry, and is developing a finger print module (hereafter referred to as "FPM");


     WHEREAS, SILITEK has developed expertise for the packaging and selling of computer related equipment and peripherals in significant volumes, and has relationships with PC OEM and retail PC distribution channels and desires to market and sell WVS's FPM for inclusion into computer equipment such as keyboards and stand-alone units for sale through said channels; and

     WHEREAS, both parties acknowledge that there is a specific market window for fingerprint technology and products. Therefore, the parties agree to use their reasonable efforts to work together to make the best use of each partners capabilities;

     NOW THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

1.0 Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

     1.1 Calendar. The calendar used herein is the western calendar currently in common use in the United States. For the purposes of this Agreement, quarters are defined as:

          Q1 January 1 - March 31
          Q2 April 1 - June 30
          Q3 July 1 - September 30
          Q4 October 1 - December 31


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Should these dates fall on non-working days, the quarter shall begin on the first working day following the date shown and end on the last working day before the date shown.

     1.2 "FPM" shall mean WVS's finger print module comprised of:

          a) A finger sensing surface that generates an image of the fingerprint.

          b) An image sensor that can translate the finger image to an electronic signal.

          c) Lens-based air gap optics that translates the image from the finger surface to the sensor.

          d) A signal processing and interface chip, that processes the fingerprint image into a form suitable for transportation to a PC host via USB and/or parallel port.

          e)   Firmware for the signal processing and interface chip.

          f) An API that runs on the PC and allows development of PC applications that makes use of the FPM. The API will include fingerprint matching functions and functions for accessing the FPM hardware via USB and/or Parallel Port.

     1.3 "Object Code" shall mean computer programming code, routines and programs in machine executable form.

     1.4 "Third Party Software" shall mean the computer programming code, routines and programs in Object Code form, and the documentation thereof, which make up part of the FPM, and which are owned by, or proprietary to persons other than WVS or any of its affiliates.

     2.0 Responsibilities.

     2.1 SILITEK's Distribution

         SILITEK shall have the right to market and sell the FPM as described herein:


          a)   For incorporation of the FPM into SILITEK keyboards.

          b) For distribution of SILITEK keyboards containing the FPM to any PC OEM firm, but not for integration into or bundling with notebook computers.


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          c)   For distribution of SILITEK keyboards containing the FPM into the following retail channels: list to be determined my merging a list of retail outlets previously provided by both SILITEK and SPOT/MAG to avoid channel conflict.

          d) For incorporation of the FPM into stand-alone (i.e. not integrated with any other function) PC peripherals for sale into any OEM or retail channel.

          e) SILITEK agrees that it will not sell FPMs for end uses not specified above without prior written consent from WVS.

     2.2 Distribution Volumes Requirements

          a) In order to maintain the distribution right outlined in Section 2.1, WVS requires that Silitek meet the following volume targets:

                    1999: [xxxxxxxx]
                    2000: [xxxxxxxx]
                    2001: [xxxxxxxx]

          b) Should Silitek not meet these targets, WVS will have the right to renegotiate the distribution right outlined in Section 2.1.

          c) SILITEK shall obtain and pay for all approvals, certificates, permits and licenses as may be required to distribute the FPM.

          d) SILITEK shall comply with all US export control restrictions, including reexport restrictions.

          e) SILITEK shall be responsible for all technical support and maintenance requirements of its customers.

       [Confidential Treatment requested for redacted portion of document]


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          f)   SILITEK shall market and sell FPMs in accordance with all
               applicable laws and regulations, and shall not advertise or make claims about the FPM which are inconsistent with the specifications and descriptions of the FPM provided by WVS.

     2.3 WVS's Responsibilities

          a) WVS shall train SILITEK personnel in the use, operation, technical support, maintenance of said FPM.

          b) WVS shall provide technology demonstration to SILITEK for initial management and customer briefings.

          c) WVS shall provide product samples to SILITEK for integration into peripherals for use by SILITEK in order to meet it's obligations under sections 2.1 and 2.2.

          d) WVS will negotiate in good faith to provide Silitek access to distribute any further fingerprint technologies developed by WVS.

     2.4 Forecasts, Orders, Purchases and Deliveries

          2.4.1 FORECASTS

               a)   FORECASTS

                    Beginning in September 1998, Silitek will provide WVS with a rolling 4-month forecast, by part number and by eligible buyer. The forecast will be provided to WVS on the first week of each calendar month, by fax, from Silitek. The forecasts will cover the following 4 month period. The forecasts should specify the quantity of products, by Silitek part number, and by eligible buyer, which Silitek expects to call for delivery each forecast month. Forecasts are "Non-binding Forecasts", provided as good-faith estimates to help WVS plan production, and manage inventory levels to meet Silitek's requirements.

                    For example: The May 4-Months forecast should provide the estimated monthly delivery quantity demand for June, July, August and September. The forecast quantity may be adjusted on a monthly basis by the agreed percentage as specified in the table below.

                         Month                    Adjustment Allowed
                         Present             No adjustment permissible
                         Following           20%
                         Following+1         40%



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                         Following+2          60%
                         Following+3,4,etc    Unlimited

          For Example

                    For the next 4-month forecast(e.g. June forecast for July, August, September, Oct) the previous 4-months forecast first month figure cannot be adjusted (June). The production forecast for two months later can be adjusted 20% up or down. The forecast for three months later can be eadjusted 40% up or down. Four months later, 60% up or down.

               b)   FORECAST ACKNOWLEDGEMENT

                    Acknowledgment of receipt and confirmation of WVS's ability to meet forecast should be returned to Silitek within ten(10) working days of receipt of the said forecasts. WVS should also provide information on planned production for the 2 months following receipt of such Forecasts, once their monthly production planning has been completed.

               c)   PARTS LIABILITY

                    In the event that Silitek ceases FPM production orders to WVS, Silitek shall be liable for the value of all FPM unique parts and raw materials still in inventory or in process at that time and produced according to Silitek forecast estimates. In the event of a failure by Silitek to pay such amounts and take delivery of such inventory within 30 days after notice and invoice from WVS, WVS shall have all of the rights of a seller under the California Uniform Commercial Code in the event of a repudiation by the buyer.


          2.4.2 ORDERING PROCEDURES

               a)   ORDER PLACEMENT

                    Individual employees designated by the President of Silitek as authorized buyers will place 8-weeks purchase orders on a weekly-rolling basis. WVS is not authorized to accept purchase orders from any other entity. A 8-weeks P.O. will reflect the quantity Silitek commits to buy from WVS, in accordance with the cancellation and flexibility conditions described in this document and on which Silitek and WVS have agreed. No different or additional terms and conditions in any P.O. shall be effective unless specifically accepted by WVS. All P.O.s shall specify a price, delivery date and, if available, destination. All requested delivery dates will be subject to reasonable approval by WVS. All FPMs produced under P.O.s without a specified destination will be warehoused by WVS in accordance with Section 2.4.4(a).


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               b)   ORDER ACKNOWLEDGEMENT

                    An acknowledgment of purchase orders will be returned to the ordering authorized buyer within four(4) working days of receipt of an order. If WVS is unable to comply with some conditions of the order, for example, the delivery date in an allocation situation, WVS should still acknowledge orders, confirming all accepted data (quantity, price, etc) and informing the authorized buyer of the issue.

               c)   LEAD TIME

                    "Lead Time" means the time between receipt of Purchase Order, by WVS, and delivery of PRODUCT to the agreed FOB point for the ordering authorized buyer.


               d)   ORDER STATUS REPORTS- AUTHORIZED BUYERS

                    WVS will provide a weekly "Open Order Status Report" to Silitek with the following information.

                            PO Number
                            WVS Part Number
                            Name of Authorized Buyer for each order
                            Requested delivery date (to Silitek)
                            Planned delivery date (to Silitek)
                            Planned delivery quantity

                    Comments:

               e)   ORDER STATUS REPORTS- WORLDWIDE PLANNING

                    The same "Open Order Status Report" information, consolidated worldwide, should be sent to Silitek along with:

                    The worldwide inventory, split by PRODUCT and region including in-transit inventory and future manufacturing plans.

                    On Time delivery performance
                    Total amount invoiced for the month worldwide


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          2.4.3 INVOICES

               a)   INVOICING

                    WVS will invoice SILITEK the value of each P.O. delivery pulled by WVS from a WVS location once POD (Proof of Delivery) documents have been signed by a SILITEK authorized representative.

               b)   INVOICE DELIVERY

                    WVS shall send all invoices for FPMs shipped to Silitek.

               c)   INVOICE PERIOD AND PAYMENT PROCEDURE

                    Payment by Silitek shall be due NET 15 days after receipt of invoice. All invoices and payments shall be in U.S. dollars. Payment shall be by wire transfers. Late payments shall bear interest at 1% per month.


          2.4.4 INVENTORY: TITLE AND LIABILITY

               a)   TITLE TO INVENTORY

                    For all Purchase Orders without a specified destination, WVS shall deliver the FPMs to its own warehouse, segregated from WVS inventory, until Silitek provides WVS with delivery instructions. Title to the FPMs shall pass to Silitek upon notice to Silitek of delivery to the warehouse with appropriate papers evidencing Silitek ownership. WVS shall insure the FPMs against loss while stored in its warehouse.

               b)   TITLE TO SHIPMENTS

                    All shipments of FPMs shall be made F.O.B. manufacturer's origin. Title for FPMs (if not passed per paragraph (a) above) and risk of loss for FPMs shall pass to Silitek when the FPMs are placed on board the ship or other shipping mode.

               c)   INVENTORY LIABILITY

                    Silitek will be charged interest of 1% monthly upon the P.O. value of FPM inventory still not pulled by WVS from WVS warehouse 1 month after the Delivery Date specified on the P.O. for such inventory.

               d) WVS shall comply with U.S. and other applicable laws and regulations regarding export controls covering the FPM.



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3.0 Project Managers; Personnel; Progress Reports.

     3.1 WVS Project Manager and Personnel

          a) WVS shall appoint a project manager to coordinate WVS's activities and responsibilities relating to SILITEK. WVS shall provide written notice to SILITEK of the name and business address, daytime telephone number and telefax address of the WVS Project Manager. The initial WVS Project Manager shall be Tzu-Chiang Hsieh. WVS shall also appoint a full time channel manager to SILITEK to handle all marketing and business related issues and opportunities.

          b) From time to time, personnel of WVS may perform work at the facilities of SILITEK. WVS shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of SILITEK. While at the facilities of SILITEK, all WVS personnel shall observe and follow the work rules, policies, and standards of SILITEK.

     3.2 SILITEK Project Manager and Personnel


          a) SILITEK shall appoint a project manager to coordinate SILITEK's activities and responsibilities relating to WVS. SILITEK shall provide written notice to WVS of the name and business address, daytime telephone and telefax number of the SILITEK Project Manager. The initial SILITEK Project Manager shall be John Liu. SILITEK shall appoint a full time product manager to handle all marketing and business related issues and opportunities.


          b) From time to time, personnel of SILITEK may perform work at the facilities of WVS. SILITEK shall be solely responsible for any and all losses, liabilities, suits, claims, and expenses incurred by any of its personnel for damage to property or bodily injury, unless such damage to property or bodily injury was caused by the gross negligence or intentional misconduct of WVS. While at the facilities of WVS, all SILITEK personnel shall observe and follow the work rules, policies and standards of WVS.

     3.3 Marketing Review Meetings

          a) WVS and SILITEK shall cause their channel manager and product manager, plus at least one other qualified person each, to participate in regular Marketing Review Meetings to review marketing, business development, sales, and sales forecasts. The group will make recommendations to WVS and SILITEK, but will not have authority to incur any material obligations on behalf of either party without the approval of the Project Managers of each company.

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          b)   SILITEK shall provide WVS a written progress report at least one week before each Marketing Review Meeting. Reports shall be in Microsoft Office format.

4.0 Proprietary Rights

     4.1 Proprietary Rights of WVS

          a) Design and Configuration of FPM - All right, title and interest in and to (i) the design and configuration of the FPM, (ii) all updates and enhancements to the design and configuration of the FPM, (iii) all documentation for the FPM, and (iv) any and all intellectual property rights inherent in the FPM design and configuration ('i', 'ii', and 'iii' are collectively the FPM design and configuration), including without limitation all patent rights, copyrights, trademarks, know-how and trade secrets, does and shall belong exclusively to WVS.

          b) Developed Software - All right, title and interest in and to (i) software developed for incorporation into the FPM, (ii) all updates and enhancements of such software, (iii) all documentation and (iv) any and all intellectual property rights relating to the foregoing, does and shall belong exclusively to WVS.

          c) Third Party Software - WVS has at its own expense secured the rights to fingerprint matching software. WVS shall pass through (in whatever form) licensing rights and restrictions, which pertain to third party software and technology.

     4.2 Confidentiality. The FPM design and configuration and the Developed Software, and each item included in such, and all materials and copies containing any part of such, shall be maintained as confidential by SILITEK, shall be disclosed by SILITEK only to its employees who need such materials and information for SILITEK to fulfill its obligations and not to any other person or entity, and shall not be used by SILITEK for any other purpose. SILITEK's obligation shall not apply to any information which becomes part of the public domain other than as a result of SILITEK's breach of its obligations under this paragraph. SILITEK shall be responsible for ensuring that its employees comply with its confidentiality obligations.

     4.3 Trademarks. Neither SILITEK nor WVS shall use the other party's trademarks or tradenames without prior written consent.


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5.0 Term and Termination

     5.1 Term. The term of this Agreement shall commence on the date hereof and continue through December 31, 2001, subject to earlier termination pursuant to Sections 5.2 and 5.3. The term shall be renewed for additional one year terms unless either party gives written notice at least 60 days before expiration of any term of its intent not to renew. The parties shall begin negotiating minimum volume requirements for each renewal term at least 120 days before expiration of the prior term.

     5.2 WVS's Right to Terminate. WVS shall have the right to terminate this Agreement if:

          a)   SILITEK materially breaches its confidentiality obligations under
               Section 4.2;

          b) SILITEK fails to pay any amount when due which failure remains uncured for 30 days after written notice by WVS;

          c) SILITEK materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by WVS;

          d) SILITEK's purchases fall below the minimum requirements and both parties are unable to re-negotiate within 30 days the conditions of the Agreement;

          e) If SILITEK should become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of SILITEK shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of SILITEK or otherwise, this Agreement shall automatically terminate.

     5.3 SILITEK Right of Termination. SILITEK shall have the right to terminate this Agreement if:

          a) WVS materially breaches any other obligation under this Agreement and the breach remains uncured for 90 days after written notice of the breach is given by SILITEK;

          b) If WVS should become bankrupt or insolvent prior to completing its obligations under the Agreement, or shall file a petition in bankruptcy, or if the business of WVS shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of WVS or otherwise, this Agreement shall automatically terminate.


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     5.4 Effect of Termination

          a)   Upon termination of this Agreement,

               (i) All outstanding amounts payable shall be payable in accordance with the terms of this Agreement; and

               (ii) SILITEK shall continue to be responsible for support and maintenance for its customers. WVS recognizes that SILITEK may require continued WVS support during this interim period and WVS agrees to provide as is necessary and consistent with the other terms of this agreement.

          b) Upon a termination of this Agreement all outstanding purchase orders shall remain effective unless the parties agree otherwise, and SILITEK shall pay for such units at the time of delivery, or make payment arrangements satisfactory to WVS.

6.0 Warranties, Product Returns; Indemnity.

     6.1 Pass Through Warranty. WVS agrees to pass through to SILITEK all warranties it receives from its' manufacturers. WVS MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     6.2 Patents. WVS represents that to the best of its knowledge there are no infringements on third party intellectual property rights or patents.

     6.3 Mutual Indemnification. WVS agrees to indemnify, defend, and hold harmless SILITEK and its affiliates and their respective directors, officers, shareholders, employees and agents from and against any and all claims, demands, suits, actions, judgments, costs and liabilities relating to third party claims of patent infringement by the design of the FPM as delivered by WVS to SILITEK. SILITEK agrees to indemnify, defend, and hold harmless WVS and its affiliates and their respective directors, officers, shareholders, employees and agents from and against any and all claims, demands, suits, actions, judgments, costs and liabilities relating to (i) third party claims of patent infringement by any SILITEK-initiated engineering or design efforts under this agreement, and (ii) for damages attributed to manufacturing and any SILITEK initiated engineering or design efforts, and to any breach of SILITEK's warranty.

     6.4 Product Returns. All defective product returns shall be made directly to the original manufacturer with a copy of the paperwork supplied to WVS.

7.0 Dispute

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     Any dispute arising in connection with this agreement will be resolved in the following order;

     1)   Face to Face negotiations between senior executives of each company.

     2) By mediation in Southern California with a mediator selected in accordance with procedures of the American Arbitration Association.

     3) If no resolution is achieved within 60 days after mediation is requested, then both parties agree to binding arbitration in Southern California in accordance with commercial arbitration rules of the American Arbitration Association. This agreement shall be governed by the laws of the state of California without regard to choice of law rules.

8.0 Assignability

     SILITEK and WVS both have the right to assign this agreement to any of their affiliated companies, with the consent of the other party. Consent may not be unreasonably denied.


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9.0 Entire Agreement

     This Agreement constitutes the entire agreement between the parties and there are no representations, warranties, covenants, or obligations except as set forth herein. This Agreement supersedes all prior and contemporaneous agreements, purchase orders, understandings, negotiations, and discussions, written or oral, of the parties hereto.

10.0 Notices

     Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, sent by certified mail to the respective parties at the address below, or to such other address as each party may hereafter specify in writing to the other.

        If to WVS:  Who? Vision Systems, Inc.
                    100 Northpointe Drive
                    Lake Forrest, CA 92630
                    Attn:  CEO


        If to SILITEK: SILITEK
                       10F, 25 Tun Hwa Road, Sec. 1,
                       Taipei, Taiwan



11.0 Relationship of Parties

     In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. At no time shall either party make commitments or incur any charges or expenses for, or in, the name of the other party.

12.0 Amendments


     These terms and conditions may be amended only in writing by an authorized officer of each party to this document.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the 1st day of July, 1998.


Who? Vision Systems, Inc.          SILITEK Corporation.


By: /s/ Alex Dickinson              By: /s/ Tony Ke
---------------------              --------------

Name: Alex Dickinson               Name: Tony Ke

Title: Chief Executive Officer     Title: Vice President


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